FIRST TRUST EXCHANGE-TRADED FUND VI
        ESTABLISHMENT AND DESIGNATION OF SERIES OF SHARES OF BENEFICIAL
                  INTEREST (EFFECTIVE AS OF DECEMBER 8, 2013)

WHEREAS, pursuant to Section 4.9 of the Declaration of Trust dated June 4, 2012 (the "Declaration"), of First Trust Exchange-Traded Fund VI, a Massachusetts business trust (the "Trust"), the Board of Trustees of the Trust divided the Shares of the Trust into two series of shares of beneficial interests in the Trust (each, a "Series"): Multi-Asset Diversified Income Index Fund and First Trust NASDAQ Technology Dividend Index Fund (the "Initial Series");

       WHEREAS, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, on April 30, 2013, amended and restated the Establishment and Designation of Series of Shares of Beneficial Interest in order to designate two additional series to be named First Trust Low Beta Income ETF and First Trust High Income ETF;

       WHEREAS, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, on June 10, 2013, amended and restated the Establishment and Designation of Series of Shares of Beneficial Interest in order to designate an additional series to be named International Multi-Asset Diversified Income Index Fund; and

       WHEREAS, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust desires to amend and restate the Establishment and Designation of Series of Shares of Beneficial Interest in order to designate four additional series to be named First Trust RBA Quality Income ETF, First Trust RBA American Industrial Renaissance ETF, First Trust Dorsey Wright Focus 5 ETF and First Trust NASDAQ Rising Dividend Achievers ETF.

       NOW THEREFORE, the Board of Trustees of the Trust do hereby establish and designate the following Series of the Trust, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

      1.  Multi-Asset Diversified Income Index Fund

      2.  First Trust NASDAQ Technology Dividend Index Fund

      3.  First Trust Low Beta Income ETF

      4.  First Trust High Income ETF

      5.  International Multi-Asset Diversified Income Index Fund

      6.  First Trust Dorsey Wright Focus 5 ETF

      7.  First Trust NASDAQ Rising Dividend Achievers ETF

      8.  First Trust RBA Quality Income ETF

      9.  First Trust RBA American Industrial Renaissance ETF

1. Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.


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                                      -2-


2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time ("Prospectus"). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.


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                                      -3-


       IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 8th day of December, 2013.

/s/ W. Scott Jardine
------------------------------
W. Scott Jardine, Secretary




 STATE OF ILLINOIS           )
                             )  SS.
 COUNTY OF DUPAGE            )


       Then personally appeared the above-named person(s) who are known to me to be the Secretary of the Trust whose name and signature are affixed to the foregoing Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest and who acknowledged the same to be his free act and deed, before me this 8th day of December, 2013.


                                          /s/ Sandra Kim Streit
                                          ------------------------------
                                          Notary Public
                                          My Commission Expires: 5/28/2017